NEWS RELEASE

Coeur Reports Second Quarter 2013 Results
Operating Performance Improves
Chicago, Illinois - August 8, 2013 - Coeur Mining, Inc. (the “Company” or “Coeur”) (NYSE: CDE, TSX: CDM) reported metal sales of $204.5 million, cash flow from operating activities of $63.3 million, or $0.63 per share, and capital expenditures of $27.2 million during the second quarter 2013.
The Company produced 4.6 million ounces of silver and 60,757 ounces of gold during the second quarter 2013, representing increases of 21% and 7%, respectively, over the first quarter 2013. Silver and gold production at the Palmarejo mine in Mexico increased 24% and 23%, respectively, compared to the first quarter. Companywide cash operating costs were $8.86 per silver ounce1 and were $1,115 per gold ounce1 at the Company's Kensington gold mine during the second quarter.
The Company reaffirmed its 2013 full-year production guidance of 18.0-19.5 million ounces of silver and 250,000-265,000 ounces of gold. Despite lower gold prices used to calculate by-product credits, Coeur is maintaining its full-year cash operating cost1 guidance of $9.50 - $10.50 per silver ounce, which reflects the effects of the Company's ongoing cost reduction efforts. Although the Company anticipates Kensington's second half cash operating costs per gold ounce1 to be approximately 20% lower than the first half of the year, full-year 2013 cost guidance for Kensington is being revised upward slightly to $950 - $1,000 (compared to prior guidance of $900 - $950). Coeur will provide a three-year production outlook for each of its operations during the second half of 2013.

Second Quarter 2013 Highlights

•	Metal production increased to 4.6 million silver ounces and 60,757 gold ounces, an increase of 21% and 7%, respectively, from the first quarter 2013.

•	Metal sold increased to 5.2 million silver ounces and 63,389 gold ounces from 3.1 million silver ounces and 51,926 gold ounces in the first quarter 2013.

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Net metal sales were $204.5 million, up 19% compared to the first quarter 2013 despite average realized prices of $22.86 per silver ounce and $1,416 per gold ounce, which were 25% and 13% lower, respectively, than the first quarter 2013.

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Cash flow from operating activities was $63.3 million, or $0.63 per share, in the second quarter compared to $12.9 million, or $0.14 per share, during the first quarter 2013. Net loss for the second quarter 2013 was $35.0 million, or $0.35 per share, compared with net income of $12.3 million, or $0.14 per share, in the first quarter 2013. Adjusted earnings[1] were $(34.6) million, or $(0.35) per share, compared with $6.8 million, or $0.08 per share, in the first quarter 2013.

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Cash, cash equivalents, and short-term investments were $249.5 million at June 30, 2013, compared with $332.8 million at March 31, 2013. On April 16, 2013, $99.1 million was used as part of the consideration to acquire Orko Silver Corporation. The Company's $100 million revolving credit facility remains undrawn.

•	Effective June 27, 2013, Coeur settled the outstanding claims dispute at Rochester.
Mitchell J. Krebs, Coeur's President and Chief Executive Officer, said, “Our second quarter operating performance improved significantly compared to this year's first quarter and last year's fourth quarter. Palmarejo is now performing quite consistently from month-to-month. Our operations and technical teams deserve tremendous credit for the improvements at Palmarejo since late last year. Continued robust silver production from San Bartolomé and higher than planned gold production from Palmarejo are expected to offset lower than expected production levels at Rochester, which encountered poor crusher performance in the first half of the year. We remain enthusiastic about the expansion initiatives underway at Rochester, which we believe can make this long-running operation our largest cash flow generator in the next five years. The Kensington gold mine in Alaska is now demonstrating its ability to operate more

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

consistently as planned. We expect production from Kensington to increase and unit costs to decrease significantly during the second half of the year due to higher grades. Finally, we are beginning a feasibility study on the La Preciosa project in Mexico, which is expected to be completed in mid-2014, and we will be focusing our efforts on optimizing the results of the PEA to improve the project's economics,” Mr. Krebs added.
“Since late last year, Coeur has been actively pursuing a four-pronged strategy designed to maximize the Company's net cash flow: (1) identifying and implementing revenue enhancement opportunities at existing operations; (2) reducing operating and non-operating costs; (3) reducing capital spending, completing expansion projects at two of our mines, and targeting significantly lower capital expenditures in 2014; and (4) effectively managing working capital. I am pleased with the results of these initiatives and the targets we have established, which are summarized below and support our expectation to remain net cash flow positive at current price levels:
Revenue Enhancements:

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Process recovery enhancements at Palmarejo expected to boost silver and gold recovery rates by 5%-10% by year-end, which are expected to result in approximately $30 million of incremental annual metal sales (assuming $20 per ounce silver and $1,300 per ounce gold prices).

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Re-sequencing of higher-grade stopes at Kensington containing expected 10% higher grade during the second half of 2013, which is anticipated to increase production by approximately 25% and decrease unit operating costs by 20% compared to the first half of 2013.

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Completion of the $15.1 million process plant expansion project at San Bartolomé by the end of the year, which is expected to increase silver production by 10%-15%, resulting in $11-$17 million of incremental annual metal sales (assuming a $20 per ounce silver price).

Cost Reductions:

•	$19 million of cash operating cost savings versus plan realized during the first half of 2013.

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$8-$9 million of further cash operating cost reductions targeted during the remainder of the year. The projected cost savings are lower than in the first half due to higher than planned production levels in the second half of 2013.

•	Reducing exploration expense by 17%, or approximately $3 million during the remainder of 2013, and reallocating an additional $3 million of reductions to the La Preciosa project.
Capital Spending Reductions:

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Eliminated or deferred $24 million of capital projects scheduled for 2013 resulting in full-year expected capital expenditures of $100-$110 million, an 18% decrease compared to prior guidance of $125-$140 million.

•	Targeting 2014 total capital expenditures of less than $80 million in order to maximize company-wide net cash flow.

•	On-track to complete the San Bartolomé process plant expansion project 20%, or $3.7 million, below budget.
Working Capital Improvements:

•	Reduced supplies and materials inventory by $12 million in the first half of 2013.

•	Targeting $30 million of additional working capital reductions during the remainder of 2013 in order to maximize net cash flow.
“After a difficult period for commodity prices since mid-April, silver and gold prices appear to be finding a bottom recently, although we expect continued volatility throughout the remainder of the year. We are seeing modest increases in industrial demand for silver and we believe the overarching rationale for investment demand for silver and gold remains intact. Looking ahead, we anticipate supplies of both silver and gold will tighten as a result of project deferrals, difficult capital markets, reduced exploration expenditures, and greater geopolitical and community-related challenges. Supply from scrap has already shown signs of significant decline, all of which should be supportive of stronger prices over the long-term."

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Table 1: Financial Highlights (Unaudited)

(All amounts in millions, except per share amounts, average realized prices and gold ounces sold)	2Q 2013	1Q 2013	Quarter Variance	4Q 2012	3Q 2012	2Q 2012
Sales of Metal	$204.5	$171.8	19%	$205.9	$230.6	$254.4
Production Costs	$142.9	$88.8	61%	$107.4	$125.0	131.8
Adjusted Earnings (1)	$(34.6)	$6.8	(609%)	$26.2	$25.8	28.0
Adjusted Earnings Per Share(1)	$(0.35)	$0.08	(538%)	$0.29	$0.29	$0.31
Net Income	$(35.0)	$12.3	(385%)	$37.6	$(15.8)	23.0
Earnings Per Share	$(0.35)	$0.14	(350%)	$0.42	$(0.18)	$0.26
Cash Flow From Operating Activities	$63.3	$12.9	391%	$61.7	$79.7	$113.2
Capital Expenditures	$27.2	$12.8	113%	$21.8	$30.0	32.2
Cash, Cash Equivalents & Short-Term Investments	$249.5	$332.8	(25%)	$126.4	$143.6	200.3
Total Debt (net of debt discount)	$305.3	$305.3	—%	$48.1	$47.4	118.8
Weighted Average Shares	99.8	89.9	11%	89.1	89.4	89.6
Average Realized Price Per Ounce - Silver	$22.86	$30.30	(25%)	$32.52	$30.09	$29.28
Average Realized Price Per Ounce - Gold	$1,416	$1,630	(13%)	$1,709	$1,654	$1,610
Silver Ounces Sold	5.2	3.1	68%	3.6	4.5	5.6
Gold Ounces Sold	63,389	51,926	22%	55,565	59,156	59,579
Included in second quarter net loss was a $32 million one-time charge ($22 million non-cash) for the settlement of the Rochester claims dispute litigation and a $17.2 million non-cash writedown of the Company's strategic investments. Both of these non-recurring items were excluded from Coeur's non-U.S. GAAP metric of adjusted earnings1. Adjusted earnings1 were $(34.6) million, or $(0.35) per share, in the second quarter 2013, compared with $28.0 million, or $0.31 per share, in the second quarter 2012 and $6.8 million or $0.08 per share in the first quarter 2013.
On a U.S. GAAP basis, the Company realized a net loss of $35.0 million, or $0.35 per share, in the second quarter 2013 compared with net income of $23.0 million, or $0.26 per share, in the second quarter 2012 and $12.3 million, or $0.14 per share, in the first quarter 2013. Net income for the second quarter 2013 included a positive non-cash fair value adjustment of $66.8 million. The positive fair value adjustment in the second quarter 2012 was $16.0 million. Fair value adjustments are driven primarily by lower or higher gold prices, which decrease or increase, respectively, the estimated future liabilities related to a gold royalty obligation at Palmarejo.

Table 2: Operational Highlights: Production

(silver ounces in thousands)	2Q 2013		1Q 2013		Quarter Variance		Q4 2012		Q3 2012		Q2 2012
	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Gold
Palmarejo	2,045	28,191	1,646	22,965	24%	23%	1,554	19,998	1,833	23,702	2,366	31,258
San Bartolomé	1,523	—	1,391	—	9%	n.a.	1,343	—	1,526	—	1,470	—
Rochester	844	9,404	648	8,742	30%	8%	828	12,055	819	10,599	713	10,120
Martha	—	—	—	—	n.a.	n.a.	—	—	93	76	108	97
Kensington	—	23,162	—	25,206	n.a.	(8%)	—	28,717	—	24,391	—	21,572
Endeavor	221	—	150	—	47%	n.a.	106	—	140	—	240	—
Total	4,633	60,757	3,835	56,913	21%	7%	3,831	60,770	4,411	58,768	4,897	63,047

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Table 3: Operational Highlights: Cash Operating Costs Per Ounce 1

	2Q 2013	1Q 2013	Quarter Variance	Q4 2012	Q3 2102	Q2 2012
Palmarejo	$3.25	$2.20	(48%)	$7.55	$3.75	$(0.85)
San Bartolomé	12.89	13.27	(3%)	13.97	12.13	11.05
Rochester	14.75	13.54	9%	2.17	9.58	9.83
Martha	—	—	n.a	—	48.12	55.07
Endeavor	10.62	17.30	(39%)	19.92	15.97	17.50
Total	$8.86	$8.73	1%	$8.97	$9.05	$6.41
Kensington	$1,115	$1,055	6%	$1,065	$1,298	$1,348

Palmarejo, Mexico - Rebounding Production Due to Higher Grades; Expected Recovery Rate Improvements

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Palmarejo produced 2.0 million ounces of silver and 28,191 ounces of gold at cash operating costs of $3.25 per silver ounce[1] for the second quarter. In the first quarter of 2013, Palmarejo produced 1.6 million ounces of silver and 22,965 ounces of gold at cash operating costs of $2.20 per silver ounce[1].

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Silver and gold ore grades from both the open pit and from underground operations improved compared to the first quarter 2013, and these grades are expected to be maintained throughout the remainder of the year. Recovery rates are expected to increase 5%-10% by the end of the year.

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Ongoing cost reduction initiatives at Palmarejo have lowered cash operating costs in the first half of 2013 compared to plan. The initiatives include reductions in outside services, contract services, reagent and consumable consumption, as well as more favorable pricing on key consumables, shorter waste haul distance, and greater cost efficiency within the maintenance systems.

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The acquisition of the La Curra property potentially adds value as an on-strike extension of Las Animas, part of the Guadalupe system, outside the property boundary subject to the Franco-Nevada gold production royalty. Mine modeling of Las Animas as an open pit operation continues with further drilling planned for the remainder of the year.

•	Guadalupe underground development has now reached the ore horizon. A vent raise to connect the upper and lower parts of the mine is planned for 2014.

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Mining is ongoing in the upper ore zones in 76 Clavo. Mining in 108 Clavo continues to produce strong silver grade and higher gold grades in 2013. Open pit expansion into the Tucson/Chapotillo is progressing and open pit ore grade material from this new area is being modeled for mining in early 2014.

•	Sales and cash flow from operating activities totaled $86.2 million and $37.2 million, respectively, in the second quarter 2013.

•	Capital expenditures of $9.2 million were incurred at Palmarejo in the second quarter on underground mining equipment and for underground mine development at Palmarejo and Guadalupe.
San Bartolomé, Bolivia - Consistent Performance; Mill Expansion On-Track

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San Bartolomé produced 1.5 million ounces of silver at cash operating costs of $12.89 per silver ounce[1]. In the first quarter of 2013, San Bartolomé produced 1.4 million ounces of silver at cash operating costs of $13.27 per silver ounce[1].

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The Company is in the process of increasing processing capacity approximately 10%-15% during 2013. This expansion is expected to have a less than two-year payback and increase the mine's annual production to over 6.0 million ounces of silver for the next several years. This expansion project remains on-schedule for completion by the end of the year and is expected to be completed 20% below budgeted levels.

•	Sales and cash flow from operating activities totaled $49.2 million and $32.8 million, respectively, in the second quarter 2013.

•	Capital expenditures were $3.2 million during the second quarter and consisted primarily of the tailings and process plant expansion project.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Rochester, Nevada - Slow First Half of 2013; Anticipate Expansion Announcement by Year-End

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Rochester produced 843,845 ounces of silver and 9,404 ounces of gold, up 30% and 8% respectively, over the first quarter 2013. This was a smaller rebound than expected due to poor crusher performance during the second quarter.

•	Cash operating costs per silver ounce[1] were $14.75, which were 9% higher than the first quarter 2013.

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Ongoing cost reductions at Rochester include reductions in reagent and consumable consumption, contract services, and power, as well as shorter haul distances. Year-to-date, Rochester's operating costs remain below planned levels. Cash operating costs per silver ounce[1] have been negatively impacted by the lower than planned production levels.

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The Company is investing approximately $4.0 million during 2013 to expand the capacity of the primary crusher from 9.0 million tons to 14.0 million tons. Monthly crusher throughput is expected to accelerate in the second half of 2013, leading to higher anticipated silver and gold production in the second half of 2013.

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In addition, the Company is expanding the mine's heap leach capacity to approximately 67.0 million tons at an estimated capital cost of approximately $15.0 million. This planned expansion is designed to accommodate sustained higher production rates driven by the processing of ore contained in historic stockpiles. These stockpiles were created during the mine's 26 year operating history when gold and silver prices were significantly lower than current market prices. Coeur expects further reserve increases from this and its ongoing exploration efforts on the stockpiles, and intends to announce future expansion plans at Rochester later in 2013.

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Effective June 27, 2013, Coeur settled the outstanding claims dispute at Rochester. In connection with the settlement, Coeur acquired the disputed mining claims for $10 million in cash plus a 3.4% net smelter returns royalty covering 39.4 million silver equivalent ounces beginning January 1, 2014.

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In July, Rochester was recognized for outstanding achievement in safety by the Nevada Mining Association, which will present Rochester with its 2013 1st Place Safety Award for the Surface Operations, Medium Mine category.

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Sales totaled $34.9 million in the second quarter compared to $39.5 million in the first quarter. Cash flow from operating activities of $(3.4) million in the second quarter 2013 declined from $5.6 million in the first quarter due to the $10 million cash portion of the disputed claims settlement, an increase in ore placed on the leach pad (the related costs of which are added to inventory and subsequently expensed as ounces are recovered from the leach pad), and also due to lower metal prices.

•	Capital expenditures of $6.6 million during the quarter were spent on process plant equipment, the Stage III leach pad expansion, and equipment related to the crusher expansion.
Kensington, Alaska - Improving Gold Grade Expected in Second Half of 2013

•	Kensington produced 23,162 ounces of gold, a decrease of 8% from the first quarter 2013. Cash operating costs per ounce[1]were $1,115, compared to $1,055 in the first quarter 2013.

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Average mill head grade of 0.18 oz/t was 10% lower than the first quarter 2013 due to the processing of lower-grade stockpile ore. The gold grade is expected to gradually improve during the second half of 2013 as higher-grade stopes are mined and processed, which we expect will lower unit operating costs 20% compared to the first half of the year.

•	Additional cost reductions targeted for the second half of the year include reductions in contract services and lower underground backfill costs due to lower prices for backfill material.

•	Sales and cash flow from operating activities totaled $30.9 million and $7.6 million, respectively, for the second quarter 2013.

•	Capital expenditures of $7.4 million in the second quarter were spent primarily on underground capital development and reserve category drilling.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

La Preciosa, Mexico - PEA Completed and Feasibility Work to Begin

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The results of the PEA provide a solid foundation from which the Company will seek to enhance the project's economics given current silver and gold prices. The PEA indicated an estimated mine life of 17 years, initial capital expenditures of $348 million, and an average annual production rate of 9.1 million ounces over the first 14 years.

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Coeur will now commence a full feasibility study, along with infill and development drilling. Upon completion of this work in mid-2014, the Company and its Board will evaluate the economics of the optimized project, assess the silver and gold market, and determine whether to proceed with construction.

•	A strong development team continues to be established at the corporate office and in Durango, Mexico.

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Expenditures in the second half of 2013 are expected to be approximately $15 million, with $3 million for exploration and $12 million for sustainability projects within the community, engineering, access road, and land acquisitions.

Exploration Update
During the second quarter, the Company invested $6.8 million in expensed exploration for discovery of new mineralization and $3.0 million in capitalized exploration for definition of new mineralization.
Coeur's exploration program utilized up to 11 drill rigs: five drills at Palmarejo, three at Kensington (including one drill devoted to definition drilling), two in Argentina (Joaquin and Lejano projects), and one at Rochester.
Palmarejo, Mexico

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Exploration for discovery of new mineralization was conducted around the Palmarejo surface and underground mine area on new targets generated in 2012 and early 2013. Significant results were obtained from this work, notably hole T4DH-002 from drilling of open pit targets and hole TTDH-003 from drilling of underground targets, which intersected 8.1 meters (true width) grading 352 grams per metric ton (g/t) of silver and 3.4 g/t of gold, and 2.5 meters true grading 720 g/t silver and 5.7 g/t gold, respectively. In addition, drilling underground in the 108 and Interclavos zones, part of the long La Blanca structure, returned favorable results and is expected to contribute to the expansion of Palmarejo's underground-minable reserves.

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New drilling was completed at El Salto, bordering the Las Animas surface minable reserves, with positive initial results. A phase 2 drilling program is underway and the Company has commenced evaluation of the new La Curra property situated nearby to the southeast. Favorable results from this exploration would have a positive impact on the surface-minable Las Animas portion of the more than 2.6 kilometer-long (1.6 miles) Guadalupe vein system. Notable results include hole TDGH-563 with 3.8 meters true width mineralization grading 478 g/t of silver and 1.29 g/t of gold.

•	The first drilling from underground positions started on Guadalupe Norte. Assays are pending and drilling will continue as this part of the Guadalupe mine is developed.
Kensington, Alaska

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Exploration work to discover new mineralization continued in the second quarter. As part of this work, surface drilling began on the Jualin area (a historic mine south of main Kensington). This drilling targeted the number 4 vein, a zone of auriferous quartz and sulfide veining situated about 1,500 feet (460 meters) due south of the mill facility. Targets selected to discover and define new mineralization are focusing on those, like Jualin and Raven, with the potential to be higher-grade than the current reserves.

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Exploration to define and expand known mineralized zones and help expand reserves focused on the southern margins of lower Zone 10 and Zone 50 in main Kensington as well as the northern extent of lower Zone 10. Initial results from widely-spaced drilling have shown new gold mineralization extends more than 200 feet from the south limits of the current mineral reserves.

•	In addition, underground drilling was conducted on the Ann target and the upper extension of Zone 10 at main Kensington.

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

Rochester, Nevada

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Drilling was performed to expand and define grades and tons of existing stockpiled material in the second quarter. The drilling returned favorable results from the Limerick, South, and North areas. Results from 23 new drill holes were received this quarter. Results from hole LMD13-061 with 120 feet grading 0.67 ounces per short ton (oz/t) of silver and 40 feet of 1.52 oz/t of silver from Limerick and SRD13-109 in the South stockpile which returned 70 feet grading 0.38 oz/t silver and 150 feet grading 0.56 oz/t of silver.

Coeur is reducing its exploration spending by 17%, or approximately $3 million during the remainder of 2013, and reallocating an additional $3 million of reductions to the La Preciosa project.

2013 Outlook
Coeur's estimated 2013 consolidated silver and gold production guidance remains unchanged as shown in Table 4 below, and compares to 2012 silver production of 18.0 million ounces and gold production of 226,486 ounces.
Coeur has maintained its full-year 2013 projected cash operating costs of $9.50 - $10.50 per silver ounce1, which reflects ongoing cost reduction efforts that are expected to offset lower gold prices used to calculate by-product credits. Although the Company anticipates Kensington's second half cash operating costs per gold ounce1 to be 20% lower than the first half of the year, full-year 2013 guidance for Kensington is being revised upward slightly to $950 - $1,000 (compared to prior guidance of $900 - $950). The midpoint of this range is 32% below 2012 cash operating costs per gold ounce1 of $1,358 at Kensington.
Table 4: 2013 Production Outlook

(silver ounces in thousands)	Country	Silver	Gold
Palmarejo	Mexico	7,700-8,300	104,000-109,000
San Bartolomé	Bolivia	5,600-5,900	—
Rochester	Nevada, USA	4,100-4,500	38,000-42,000
Endeavor	Australia	600-800	—
Kensington	Alaska, USA	—	108,000-114,000
Total		18,000-19,500	250,000-265,000

Conference Call Information

Coeur will hold a conference call and webcast at www.coeur.com to discuss the Company's second quarter 2013 results at 1 p.m. Eastern time on August 8, 2013.

Dial-In Numbers:     (855) 546-8317 (U.S. and Canada)
(660) 422-4718 (International)

Conference ID:     217 88 354

A replay of the call will be available on Coeur's website through August 22, 2013.

Replay number:     (855) 859-2056 (US and Canada)

International replay:    (404) 537-3406 (International)

Conference ID:     217 88 354

1.
Adjusted earnings and cash operating costs are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Total debt includes short and long-term indebtedness and excludes capital leases and royalty obligations.

About Coeur
Coeur Mining, Inc. is the largest U.S.-based primary silver producer and a growing gold producer. The Company has four precious metals mines in the Americas generating strong production, sales, and cash flow. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. Coeur has a non-operating interest in the Endeavor silver-gold mine in Australia. The Company has two feasibility stage projects, the Joaquin silver project in Argentina and the La Preciosa silver-gold project in Mexico. In addition, Coeur conducts ongoing exploration activities in Mexico, Argentina, Nevada, Alaska and Bolivia. The Company owns strategic investment positions in eight silver and gold development companies with projects in North and South America.
Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated operating results, production levels, operating costs, exploration results, and expected results of initiatives to reduce costs and capital expenditures, enhance revenue, maximize net cash flow, and manage working capital, continued volatility in gold and silver prices, industrial demand, and supply levels. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that permits necessary for the planned Rochester expansion may not be obtained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
The PEA referenced in this news release is preliminary in nature and it includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be characterized as mineral reserves and there is no certainty that the results reflected in the PEA will be realized. Mineral resources that are not mineral reserves do not have demonstrated economic viability. Mineral resource estimates do not account for minability, selectivity, mining loss and dilution. There is no certainty that the inferred mineral resources will be converted to the measured and indicated categories or that the measured and indicated mineral resources will be converted to the proven and probable mineral reserve categories.
Donald J. Birak, Coeur's Senior Vice President of Exploration and a qualified person under Canadian National Instrument 43-101, reviewed and approved the scientific and technical disclosures concerning Coeur's mineral projects contained herein. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.
Cautionary Note to U.S. Investors-The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in public disclosures, such as "measured," "indicated," "inferred” and “resources," that are recognized by Canadian regulations, but that SEC guidelines generally prohibit U.S. registered companies from including in their filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K which may be secured from us, or from the SEC's website at http://www.sec.gov.
Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including adjusted earnings and cash operating costs. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe adjusted earnings and cash operating costs are important measures in assessing the Company's overall financial performance.

For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 268-5784
www.coeur.com

Table 5: Operating Statistics from Continuing Operations - (Unaudited):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Silver Operations:
Palmarejo
Tons milled	570,322	489,924	1,143,492	1,018,467
Ore grade/Ag oz	4.69	5.74	4.17	5.94
Ore grade/Au oz	0.06	0.07	0.05	0.07
Recovery/Ag oz	76.5%	84.2%	77.5%	80.2%
Recovery/Au oz	81.2%	92.0%	84.9%	92.6%
Silver production ounces	2,044,967	2,365,484	3,691,365	4,848,298
Gold production ounces	28,191	31,258	51,157	62,338
Cash operating cost/oz	$3.25	$(0.85)	$2.78	$(1.58)
Cash cost/oz	$3.25	$(0.85)	$2.78	$(1.58)
Total production cost/oz	$20.63	$17.28	$20.41	$15.10
San Bartolomé
Tons milled	424,310	391,005	799,295	769,109
Ore grade/Ag oz	3.98	4.26	4.03	4.43
Recovery/Ag oz	90.3%	88.3%	90.5%	89.8%
Silver production ounces	1,523,262	1,470,342	2,914,361	3,061,634
Cash operating cost/oz	$12.89	$11.05	$13.07	$10.62
Cash cost/oz	$13.80	$12.04	$14.05	$11.76
Total production cost/oz	$17.21	$14.89	$17.65	$14.44
Martha
Tons milled	—	39,199	—	73,268
Ore grade/Ag oz	—	3.52	—	3.94
Ore grade/Au oz	—	—	—	—
Recovery/Ag oz	—%	78.2%	—%	79.8%
Recovery/Au oz	—%	72.4%	—%	68.6%
Silver production ounces	—	107,895	—	230,688
Gold production ounces	—	97	—	181
Cash operating cost/oz	$—	$55.07	$—	$50.50
Cash cost/oz	$—	$56.21	$—	$51.39
Total production cost/oz	$—	$62.30	$—	$56.74
Rochester
Tons milled	2,457,423	2,268,896	4,897,180	4,278,414
Ore grade/Ag oz	0.58	0.63	0.5488	—
Ore grade/Au oz	0.003	0.005	0.003	0.005
Recovery/Ag oz	59.7%	49.8%	55.5%	45.7%
Recovery/Au oz	141.4%	84.0%	123.5%	74.9%
Silver production ounces	843,845	712,706	1,491,434	1,154,043
Gold production ounces	9,404	10,120	18,146	15,412
Cash operating cost/oz	$14.75	$9.83	$14.23	$15.00
Cash cost/oz	$15.39	$11.45	$15.76	$16.54
Total production cost/oz	$18.15	$14.66	$18.78	$20.02

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Endeavor
Tons milled	198,517	201,057	393,035	396,903
Ore grade/Ag oz	2.73	3.31	2.17	3.33
Recovery/Ag oz	40.9%	36.1%	43.4%	36.9%
Silver production ounces	221,268	240,168	371,012	488,126
Cash operating cost/oz	$10.62	$17.50	$13.31	17.07
Cash cost/oz	$10.62	$17.50	$13.31	17.07
Total production cost/oz	$16.13	$24.13	$18.82	23.70
Gold Operation:
Kensington
Tons milled	127,987	97,794	257,044	141,730
Ore grade/Au oz	0.18	0.23	0.19	0.22
Recovery/Au oz	98.2%	94.2%	97.1%	94.0%
Gold production ounces	23,162	21,572	48,368	29,016
Cash operating cost/oz	$1,115	$1,348	$1,083	$1,697
Cash cost/oz	$1,115	$1,348	$1,083	$1,697
Total production cost/oz	$1,687	$1,799	$1,634	$2,260
CONSOLIDATED PRODUCTION TOTALS
Total silver ounces	4,633,342	4,896,595	8,468,172	9,782,789
Total gold ounces	60,757	63,047	117,671	106,947
Silver Operations:
Cash operating cost per oz - silver	$8.86	$6.41	$8.80	$6.35
Cash cost per oz - silver	$9.28	$6.97	$9.41	$6.91
Total production cost oz - silver	$18.84	$17.51	$19.11	$16.88
Gold Operation:
Cash operating cost per oz - gold	$1,115	$1,348	$1,083	$1,697
Cash cost per oz - gold	$1,115	$1,348	$1,083	$1,697
Total production cost per oz - gold	$1,687	$1,799	$1,634	$2,260
CONSOLIDATED SALES TOTALS
Silver ounces sold	5,228,270	5,601,953	8,304,805	9,892,001
Gold ounces sold	63,389	59,579	115,315	98,464
Realized price per silver ounce	$22.86	$29.28	$25.61	$30.72
Realized price per gold ounce	$1,416	$1,610	$1,512	$1,646

Table 6:
COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2013	December 31, 2012
ASSETS	(In thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$249,531	$125,440
Investments	—	999
Receivables	64,607	62,438
Ore on leach pad	28,880	22,991
Metal and other inventory	148,286	170,670
Deferred tax assets	2,620	2,458
Restricted assets	660	396
Prepaid expenses and other	17,945	20,790
	512,529	406,182
NON-CURRENT ASSETS
Property, plant and equipment, net	660,333	683,860
Mining properties, net	2,357,689	1,991,951
Ore on leach pad	26,861	21,356
Restricted assets	24,468	24,970
Marketable securities	16,008	27,065
Receivables	38,539	48,767
Debt issuance costs, net	11,890	3,713
Deferred tax assets	969	955
Other	17,430	12,582
TOTAL ASSETS	$3,666,716	$3,221,401
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$57,446	$57,482
Accrued liabilities and other	9,369	10,002
Accrued income taxes	8,662	27,108
Accrued payroll and related benefits	15,576	21,306
Accrued interest payable	10,237	478
Debt and capital leases	5,485	55,983
Royalty obligations	44,605	65,104
Reclamation and mine closure	473	668
Deferred tax liabilities	121	121
	151,974	238,252
NON-CURRENT LIABILITIES
Debt and capital leases	306,578	3,460
Royalty obligations	86,304	141,879
Reclamation and mine closure	35,708	34,670
Deferred tax liabilities	711,550	577,488
Other long-term liabilities	23,110	27,372
	1,163,250	784,869
COMMITMENTS AND CONTINGENCIES (Notes 11, 12, 13, 16, 17 and 20)
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 150,000,000 shares, issued and outstanding 101,567,355 at June 30, 2013 and 90,342,338 at December 31, 2012	1,016	903
Additional paid-in capital	2,770,953	2,601,254
Accumulated deficit	(418,926)	(396,156)
Accumulated other comprehensive loss	(1,551)	(7,721)
	2,351,492	2,198,280
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,666,716	$3,221,401

Table 7:
COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(In thousands, except share data)
Sales of metal	$204,525	$254,406	$376,322	$458,970
Production costs applicable to sales	(142,924)	(131,823)	(231,708)	(224,377)
Depreciation, depletion and amortization	(57,653)	(61,024)	(108,089)	(113,616)
Gross profit	3,948	61,559	36,525	120,977
COSTS AND EXPENSES
General and administrative	15,026	8,594	25,253	16,190
Exploration	6,774	6,305	13,615	12,872
Litigation settlement	32,046	—	32,046	—
Loss on impairment and other	86	4,813	205	4,813
Pre-development, care, maintenance and other	973	273	5,458	1,341
Total cost and expenses	54,905	19,985	76,577	35,216
OPERATING INCOME (LOSS)	(50,957)	41,574	(40,052)	85,761
OTHER INCOME AND EXPENSE
Fair value adjustments, net	66,754	16,039	84,550	(7,074)
Other than temporary impairment of marketable securities	(17,192)	—	(17,227)	—
Interest income and other, net	419	(3,221)	4,275	1,786
Interest expense, net of capitalized interest	(10,930)	(7,557)	(20,662)	(14,227)
Total other income and expense, net	39,051	5,261	50,936	(19,515)
Income (loss) before income taxes	(11,906)	46,835	10,884	66,246
Income tax provision	(23,134)	(23,862)	(33,654)	(39,298)
NET INCOME (LOSS)	$(35,040)	$22,973	$(22,770)	$26,948
INCOME (LOSS) PER SHARE
Basic	$(0.35)	$0.26	$(0.24)	$0.30
Diluted	$(0.35)	$0.26	$(0.24)	$0.30
Weighted average number of shares
Basic	99,833	89,631	94,918	89,611
Diluted	99,833	89,733	94,918	89,777

Table 8:
COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(35,040)	$22,973	$(22,770)	$26,948
Add (deduct) non-cash items
Depreciation, depletion and amortization	57,653	61,024	108,089	113,616
Accretion of discount on debt and other assets, net	484	808	1,531	1,605
Accretion of royalty obligation	4,139	5,492	7,809	10,072
Deferred income taxes	12,123	9,690	19,548	17,368
Fair value adjustments, net	(65,754)	(17,759)	(81,795)	4,018
Loss on foreign currency transactions	148	70	(317)	369
Litigation settlement	22,046	—	22,046	—
Share-based compensation	1,617	1,033	2,713	3,170
Loss on sale of assets	(264)	264	(1,132)	264
Other than temporary impairment of marketable securities	17,192	—	17,227	—
Loss on impairment	86	4,813	205	4,813
Other non-cash charges	—	(40)	—	(40)
Changes in operating assets and liabilities:
Receivables and other current assets	4,401	10,319	8,647	7,365
Prepaid expenses and other	2,930	(2,857)	411	1,916
Inventories	31,483	3,097	10,990	(21,625)
Accounts payable and accrued liabilities	10,094	14,276	(16,930)	(39,655)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	63,338	113,203	76,272	130,204
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short term investments and marketable securities	(683)	(6,831)	(5,332)	(7,866)
Proceeds from sales and maturities of short term investments	1,522	683	6,344	20,701
Capital expenditures	(27,201)	(32,238)	(40,028)	(63,885)
Acquisition of Orko Silver Corporation	(101,648)	—	(113,214)	—
Other	254	995	1,209	1,180
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(127,756)	(37,391)	(151,021)	(49,870)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes and bank borrowings	—	—	300,000	—
Payments on long-term debt, capital leases, and associated costs	(1,857)	(8,794)	(57,197)	(14,244)
Payments on gold production royalty	(15,480)	(19,287)	(30,929)	(40,660)
Share repurchases	—	—	(12,557)	—
Other	(25)	(217)	(477)	(1,045)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(17,362)	(28,298)	198,840	(55,949)
INCREASE IN CASH AND CASH EQUIVALENTS	(81,780)	47,514	124,091	24,385
Cash and cash equivalents at beginning of period	331,311	151,883	125,440	175,012
Cash and cash equivalents at end of period	$249,531	$199,397	$249,531	$199,397

Table 9:
Adjusted Earnings Reconciliation - (Unaudited)

(in thousands)	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Net income (loss)	$(35,040)	$12,270	$37,550	$(15,821)	$22,973
Share based compensation	1,617	1,096	1,476	3,364	1,033
Deferred income tax provision	12,123	7,425	3,738	(4,942)	9,690
Accretion of royalty obligation	4,139	3,670	3,946	4,276	5,492
Fair value adjustments, net	(66,754)	(17,796)	(21,235)	37,648	(16,039)
Litigation settlement	32,046	—	—	—	—
Other than temporary impairment of marketable securities	17,192	—	—	—	—
Loss on impairment	86	119	(281)	1,293	4,813
Loss on debt extinguishments	—	—	1,036	—	—
Adjusted Earnings	$(34,591)	$6,784	$26,230	$25,818	$27,962

Table 10:
Results of Operations by Mine - Palmarejo - (Unaudited)

in millions of US$	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Sales of metal	$86.2	$57.4	$79.4	$102.6	$136.4
Production costs	$55.2	$26.7	$40.4	$48.7	$62.5
Operating income	$(7.7)	$(0.2)	$4.5	$17.7	$29.5
Cash flow from operating activities	$37.2	$10.1	$22.9	$58.2	$90.5
Capital expenditures	$9.2	$5.3	$8.8	$11.3	$11.2
Gross profit	$(4.6)	$1.8	$6.8	$20.0	$31.1
Gross margin	(5.3)%	3.1%	8.7%	19.5%	22.8%

	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Underground Operations:
Tons mined	183,267	151,232	139,925	143,747	162,820
Average silver grade (oz/t)	4.59	4.22	4.70	6.13	8.91
Average gold grade (oz/t)	0.11	0.09	0.08	0.09	0.14
Surface Operations:
Tons mined	363,758	388,651	465,498	424,380	321,758
Average silver grade (oz/t)	4.95	3.45	2.62	2.79	4.14
Average gold grade (oz/t)	0.04	0.03	0.02	0.03	0.04
Processing:
Total tons milled	570,322	573,170	563,123	532,775	489,924
Average recovery rate – Ag	76.5%	78.8%	84.2%	90.0%	84.2%
Average recovery rate – Au	81.2%	90.1%	91.4%	102.5%	92.0%
Silver production - oz (000's)	2,045	1,646	1,555	1,833	2,365
Gold production - oz	28,191	22,965	19,998	23,702	31,258
Cash operating costs/Ag Oz	$3.25	$2.20	$7.55	$3.75	$(0.85)

Table 11:
Results of Operations by Mine - San Bartolomé - (Unaudited)

in millions of US$	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Sales of metal	$49.2	$33.1	$37.0	$46.2	$53.4
Production costs	$32.8	$15.7	$15.1	$19.9	$22.8
Operating income	$11.5	$8.9	$17.5	$22.0	$26.6
Cash flow from operating activities	$32.8	$(5.4)	$9.5	$19.8	$31.0
Capital expenditures	$3.2	$0.5	$3.3	$4.4	$7.8
Gross profit	$11.5	$12.7	$17.6	$22.1	$26.5
Gross margin	23.3%	38.4%	47.7%	47.8%	49.6%

	2Q 2013	1Q 2013	4Q 2012	3Q 2012	1Q 2012
Tons milled	424,310	374,985	363,813	344,349	391,005
Average silver grade (oz/t)	4.0	4.1	4.2	4.9	4.3
Average recovery rate	90.3%	90.6%	88%	90.3%	88.3%
Silver production (000's)	1,523	1,391	1,343	1,526	1,470
Cash operating costs/Ag Oz	$12.89	$13.27	$13.97	$12.13	$11.05

Table 12:
Results of Operations by Mine - Kensington - (Unaudited)

in millions of US$	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Sales of metal	$30.9	$39.3	$43.0	$36.5	$21.1
Production costs	$30.2	$23.6	$27.0	$26.9	$16.1
Operating income	$(13.3)	$1.6	$0.9	$(3.5)	$(5.0)
Cash flow from operating activities	$7.6	$11.7	$16.5	$5.0	$(12.5)
Capital expenditures	$7.4	$3.3	$7.8	$9.0	$9.3
Gross profit/	$(12.6)	$2.3	$2.2	$(1.9)	$(4.7)
Gross margin	(40.7)%	5.9%	5.1%	(5.2)%	(22.3)%

	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Tons mined	135,123	116,747	140,626	113,770	84,632
Tons milled	127,987	129,057	129,622	123,428	97,794
Average gold grade (oz/t)	0.18	0.20	0.23	0.21	0.23
Average recovery rate	98.2%	96.2%	96.9%	95.9%	94.2%
Gold production	23,162	25,206	28,718	24,391	21,572
Cash operating costs/Ag Oz	$1,115	$1,055	$1,065	$1,298	$1,348

Table 13:
Results of Operations by Mine - Rochester - (Unaudited)

in millions of US$	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Sales of metal	$34.9	$39.5	$43.2	$36.2	$34.2
Production costs	$23.1	$21.5	$22.9	$21.0	$20.8
Operating income	$(25.2)	$15.2	$19.2	$10.9	$9.5
Cash flow from operating activities	$(3.4)	$5.6	$18.2	$7.3	$10.1
Capital expenditures	$6.6	$3.3	$1.5	$4.8	$2.9
Gross profit	$9.5	$15.8	$18.0	$13.2	$11.3
Gross margin	27.3%	40.0%	41.7%	36.5%	33.0%

	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Tons mined	2,667,639	2,924,472	3,031,428	3,170,129	2,585,914
Average silver grade (oz/t)	0.58	0.52	0.51	0.52	0.63
Average gold grade (oz/t)	0.003	0.003	0.005	0.004	0.005
Silver production (000's)	844	648	828	819	713
Gold production	9,404	8,742	12,055	10,599	10,120
Cash operating costs/Ag Oz	$14.75	$13.54	$2.17	$9.58	$9.83

Table 14:
Results of Operations by Mine - Endeavor - (Unaudited)

in millions of US$	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Sales of metal	$3.5	$3.0	$2.8	$4.1	$5.2
Production costs	$1.7	$1.3	$1.6	$2.0	$2.6
Operating income	$0.6	$0.8	$0.8	$1.3	$1.1
Cash flow from operating activities	$1.2	$1.6	$1.6	$1.5	$3.6
Capital expenditures	$—	$—	$—	$—	$—
Gross profit	$0.6	$0.8	$0.8	$1.3	$1.1
Gross margin	17.1%	26.7%	28.6%	31.7%	21.2%

	2Q 2013	1Q 2013	4Q 2012	3Q 2012	2Q 2012
Silver Production (000's)	221	150	105	140	240
Cash operating costs/Ag Oz	$10.62	$17.30	$19.92	$15.97	$17.50

Table 15:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Three months ended June 30, 2013

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$6,639	$19,636	$25,819	$12,450	$(16)	$2,350	$66,878
Royalties	—	1,383	—	—	—	—	1,383
Production taxes	—	—	—	538	—	—	538
Total cash costs (Non-U.S. GAAP)	$6,639	$21,019	$25,819	$12,988	$(16)	$2,350	$68,799
Add/Subtract:
Third party smelting costs	—	—	(2,449)	—	16	(831)	(3,264)
By-product credit	39,828	—	—	13,391	—	—	53,219
Other adjustments	7	256	—	—	—	—	263
Change in inventory	8,735	11,541	6,784	(3,325)	—	164	23,899
Depreciation, depletion and amortization	35,543	4,941	13,261	2,325	—	1,220	57,290
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$90,752	$37,757	$43,415	$25,379	$—	$2,903	$200,206
Production of silver (ounces)	2,044,967	1,523,262	—	843,845	—	221,268	4,633,342
Cash operating cost per silver ounce	$3.25	$12.89	$—	$14.75	$—	$10.62	$8.86
Cash costs per silver ounce	$3.25	$13.80	$—	$15.39	$—	$10.62	$9.28
Production of gold (ounces)	—	—	23,162	—	—	—	23,162
Cash operating cost per gold ounce	$—	$—	$1,115	$—	$—	$—	$1,115
Cash cost per gold ounce	$—	$—	$1,115	$—	$—	$—	$1,115

Table 16:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Three months ended June 30, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$(2,009)	$16,249	$29,083	$7,008	$5,942	$4,204	$60,477
Royalties	—	1,457	—	510	124	—	2,091
Production taxes	—	—	—	641	—	—	641
Total cash costs (Non-U.S. GAAP)	$(2,009)	$17,706	$29,083	$8,159	$6,066	$4,204	$63,209
Add/Subtract:
Third party smelting costs	—	—	(2,820)	—	(1,444)	(1,449)	(5,713)
By-product credit	50,363	—	—	16,295	157	—	66,815
Other adjustments	124	117	7	229	26	—	503
Change in inventory	14,060	4,950	(10,165)	(3,931)	2,297	(202)	7,009
Depreciation, depletion and amortization	42,741	4,070	9,719	2,060	631	1,592	60,813
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$105,279	$26,843	$25,824	$22,812	$7,733	$4,145	$192,636
Production of silver (ounces)	2,365,484	1,470,342	—	712,706	107,895	240,168	4,896,595
Cash operating cost per silver ounce	$(0.85)	$11.05	$—	$9.83	$55.07	$17.50	$6.41
Cash costs per silver ounce	$(0.85)	$12.04	$—	$11.45	$56.21	$17.50	$6.97
Production of gold (ounces)	—	—	21,572	—	—	—	21,572
Cash operating cost per gold ounce	$—	$—	$1,348	$—	$—	$—	$1,348
Cash cost per gold ounce	$—	$—	$1,348	$—	$—	$—	$1,348

Table 17:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Six months ended June 30, 2013

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$10,257	$38,101	$52,401	$21,219	$17	$4,938	$126,933
Royalties	—	2,835	—	1,025	—	—	3,860
Production taxes	—	—	—	1,264	—	—	1,264
Total cash costs (Non-U.S. GAAP)	$10,257	$40,936	$52,401	$23,508	$17	$4,938	$132,057
Add/Subtract:
Third party smelting costs	—	—	(5,715)	—	(17)	(1,751)	(7,483)
By-product credit	77,092	—	—	27,679	—	—	104,771
Other adjustments	611	810	—	—	—	—	1,421
Change in inventory	(6,031)	6,746	7,032	(6,630)	—	(183)	934
Depreciation, depletion and amortization	64,478	9,697	26,647	4,505	—	2,044	107,371
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$146,407	$58,189	$80,365	$49,062	$—	$5,048	$339,071
Production of silver (ounces)	3,691,365	2,914,361	—	1,491,434	—	371,012	8,468,172
Cash operating cost per silver ounce	$2.78	$13.07	$—	$14.23	$—	$13.31	$8.80
Cash costs per silver ounce	$2.78	$14.05	$—	$15.76	$—	$13.31	$9.41
Production of gold (ounces)	—	—	48,368	—	—	—	48,368
Cash operating cost per gold ounce	$—	$—	$1,083	$—	$—	$—	$1,083
Cash cost per gold ounce	$—	$—	$1,083	$—	$—	$—	$1,083

Table 18:
Reconciliation of Non-U.S. GAAP Cash Costs to U.S. GAAP Production Costs
Six months ended June 30, 2012

(In thousands except ounces and per ounce costs)	Palmarejo	San Bartolomé	Kensington	Rochester	Martha	Endeavor	Total
Total cash operating cost (Non-U.S. GAAP)	$(7,652)	$32,502	$49,251	$17,311	$11,649	$8,331	$111,392
Royalties	—	3,493	—	1,119	206	—	4,818
Production taxes	—	—	—	653	—	—	653
Total cash costs (Non-U.S. GAAP)	$(7,652)	$35,995	$49,251	$19,083	$11,855	$8,331	$116,863
Add/Subtract:
Third party smelting costs	—	—	(3,903)	—	(3,418)	(2,238)	(9,559)
By-product credit	102,889	—	—	25,252	298	—	128,439
Other adjustments	368	(77)	14	316	83	—	704
Change in inventory	12,793	463	(12,166)	(14,335)	1,977	(803)	(12,071)
Depreciation, depletion and amortization	80,501	8,289	16,324	3,702	1,151	3,236	113,203
Production costs applicable to sales, including depreciation, depletion and amortization (U.S. GAAP)	$188,899	$44,670	$49,520	$34,018	$11,946	$8,526	$337,579
Production of silver (ounces)	4,848,298	3,061,634	—	1,154,043	230,688	488,126	9,782,789
Cash operating cost per silver ounce	$(1.58)	$10.62	$—	$15.00	$50.50	$17.07	$6.35
Cash costs per silver ounce	$(1.58)	$11.76	$—	$16.54	$51.39	$17.07	$6.91
Production of gold (ounces)	—	—	29,016	—	—	—	29,016
Cash operating cost per gold ounce	$—	$—	$1,697	$—	$—	$—	$1,697
Cash cost per gold ounce	$—	$—	$1,697	$—	$—	$—	$1,697

Table 19:
Co-Product Cash Cost Per Ounce for Three and Six months ended June 30, 2013 - (Unaudited)

	Three months ended June 30, 2013		Six months ended June 30, 2013
	Palmarejo	Rochester	Palmarejo	Rochester
Total cash operating costs	$46,467	$25,841	$87,348	$48,898
Total cash costs	$46,467	$26,379	$87,348	$51,187

Revenue
Silver	54%	55%	56%	55%
Gold	46%	45%	44%	45%

Ounces produced
Silver	2,044,967	843,845	3,691,365	1,491,434
Gold	28,191	9,404	51,157	18,146

Total cash operating costs per ounce
Silver	$12.24	$16.99	$13.22	$18.06
Gold	$761	$1,223	$753	$1,210

Total cash costs per ounce
Silver	$12.24	$17.34	$13.22	$18.91
Gold	$761	$1,249	$753	$1,267

Table 20:
Co-Product Cash Cost Per Ounce for Three and Six months ended June 30, 2012 - (Unaudited)

	Three months ended June 30, 2012		Six months ended June 30, 2012
	Palmarejo	Rochester	Palmarejo	Rochester
Total cash operating costs	$48,354	$23,303	$95,237	$42,564
Total cash costs	$48,354	$24,454	$95,237	$44,336

Revenue
Silver	58%	55%	59%	61%
Gold	42%	45%	41%	39%

Ounces produced
Silver	2,365,484	712,706	4,848,298	1,154,043
Gold	31,258	10,120	62,338	15,412

Total cash operating costs per ounce
Silver	$11.89	$17.99	$11.61	$22.40
Gold	$647	$1,036	$625	$1,084

Total cash costs per ounce
Silver	$11.89	$18.87	$11.61	$23.34
Gold	$647	$1,087	$625	$1,129